Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

iSTAR ACQUISITION CORP.

Pursuant to Section 245 of the
General Corporation Law of the State of Delaware

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iStar Acquisition Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that:

1.                                       The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 13, 2007 (the “Original Certificate of Incorporation”).

2.                                       This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) amends and restates in its entirety the Original Certificate of Incorporation.

3.                                       The Original Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

ARTICLE FIRST:  The name of the Corporation is iStar Acquisition Corp. (hereinafter sometimes referred to as the “Corporation”).

ARTICLE SECOND:  The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the County of New Castle.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE THIRD:  Subject to the immediately succeeding sentence, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.  In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event that a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then, with no further action required by the Corporation’s board of directors (the “Board of Directors”) or the Corporation’s stockholders, the purposes of the Corporation shall automatically on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the General Corporation Law and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.

ARTICLE FOURTH:

(a)                                  Authorized Shares of Stock.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred and Fifty-One Million (251,000,000), of which:

(i)                                     Two Hundred and Fifty Million (250,000,000) shares shall be common stock, par value $0.0001 per share (the “Common Stock”); and

(ii)                                  One Million (1,000,000) shares shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(b)                                 Preferred Stock.  Subject to sub-paragraph (H) of ARTICLE SIXTH, shares of Preferred Stock may be issued from time to time in series or otherwise and the Board of Directors is hereby authorized, subject to the limitations provided by law, to establish and designate (a “Preferred Stock Designation”) series, if any, of the Preferred Stock, to fix the number of shares constituting any such series, and to fix the voting powers, designations, and relative, participating, optional, conversion, redemption and other rights of the shares of Preferred Stock or series thereof, and the qualifications, limitations and restrictions thereof, and to increase and to decrease the number of shares of Preferred Stock constituting any such series.  The authority of the Board of Directors with respect to shares of Preferred Stock or any series thereof shall include but shall not be limited to the authority to determine the following:

I.                                         The designation of any series;

II.                                     The number of shares initially constituting any such series;

III.                                 The rate or rates and the times at which dividends on the shares of Preferred Stock or any series thereof shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

IV.                                 Whether or not shares of the Preferred Stock or series thereof shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

V.                                     The amount payable on the shares of Preferred Stock or series thereof in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than $0.0001 per share before the holders of shares of the Common Stock or the holders of any other class of stock ranking junior to the Preferred Stock as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; provided, further, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full;

VI.                                 Whether or not the shares of Preferred Stock or series thereof shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other class or series of Preferred Stock and the right to have more than one vote per share;

VII.                             Whether or not a sinking fund shall be provided for the redemption of the shares of Preferred Stock or series thereof, and, if such a sinking fund shall be provided, the terms and conditions thereof;

VIII.                         Whether or not a purchase fund shall be provided for the shares of Preferred Stock or series thereof, and, if such a purchase fund shall be provided, the terms and conditions thereof;

IX.                                Whether or not the shares of Preferred Stock or series thereof shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price; and

X.                                    Any other relative rights, preferences, qualifications, limitations and restrictions.

(c)                                  Common Stock.

1.                                       Dividends.  Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.

2.                                       Liquidation.  Except as set forth in ARTICLE SIXTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, ratably, in proportion to the number of shares held by them, to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock.

3.                                       Voting Rights.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

4.                                       Conversion.  The holders of Common Stock shall have no conversion rights other than as set forth in sub-paragraph (D) of ARTICLE SIXTH hereof.

ARTICLE FIFTH:  The Corporation’s existence shall terminate on the date (the “Termination Date”) which is 731 calendar days after the first day of the Target Business Acquisition Period (as defined below).  This provision may only be amended (i) in connection with the approval of an Extension Period (as defined below) or (ii) in connection with the approval of a Business Combination.  An amendment of this provision in connection with a proposed Business Combination shall become effective only upon the consummation of such Business Combination.  A proposal to amend this ARTICLE FIFTH to extend the Termination Date to up to six months shall be submitted to the stockholders of the Corporation in connection with any proposed Extension Period pursuant to sub-paragraph (B) of ARTICLE SIXTH below; and a proposal to amend this ARTICLE FIFTH to provide for the Corporation’s perpetual existence shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination pursuant to sub-paragraph (C) of ARTICLE SIXTH below.

ARTICLE SIXTH:  The following provisions (A) through (I) shall apply during the Target Business Acquisition Period, and may not be amended during the Target Business Acquisition Period, except in accordance with sub-paragraph (I) of this ARTICLE SIXTH.  A “Business Combination” shall mean the acquisition by the Corporation of one or more assets or control of one or more operating businesses (“Target Business” or “Target Businesses”), through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination having, collectively, a fair market value (determined in accordance with the requirements set forth below) of at least 80% of the balance in the Trust Fund (as defined below) (excluding the deferred IPO underwriting discounts and commissions and taxes payable) at the time of such acquisition and resulting in ownership by the Corporation of at least 50.1% of the voting equity interests of the Target Business or Businesses.  Any acquisition of Target Businesses shall occur contemporaneously with one another.  For purposes of this ARTICLE SIXTH, fair market value of the Target Business or Businesses shall be determined by the Board of Directors based upon financial standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings, cash flow, the repayment, refinancing and assumption of debt by the acquirer, and book value.  If the Board of Directors is not able to independently determine that the Target Business or Businesses have a sufficient fair market value to meet the threshold criterion or if one of the Corporation’s executive officers or directors is affiliated with the Target Business or Businesses, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or any successor organization thereto.  The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement on Form S-1 (the “Registration Statement”) filed in connection with the Corporation’s initial public offering (“IPO”) with the United States Securities and Exchange Commission up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

A.                                   Upon completion of the IPO and the private placement of the Corporation’s warrants and units expected to take place immediately prior to the completion of the IPO (the “Private Placement”), the amount specified in the Registration Statement at the time it goes effective shall be deposited and thereafter held in the Trust Fund (as defined below).  Except with respect to the $200,000 of the proceeds of the IPO not held in the Trust Fund, which will be used as operating reserves of the Corporation, the Corporation shall not, and no officer, director or employee of the Corporation shall, disburse or caused to be disbursed any of the proceeds held in the Trust Fund except in connection with (i) the payment of the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Fund and any other applicable taxes in respect of the Trust Fund, (ii) the release of interest income of up to an aggregate amount of $6,000,000 (subject to increase by up to 1.2% of the gross proceeds raised in the IPO in excess of $500,000,000), net of taxes payable, to the Corporation to fund the Corporation’s working capital requirements, (iii) the conversion of shares of Common Stock in accordance with sub-paragraph (D) below, (iv) a Business Combination or thereafter, or (v) the liquidation of the Corporation as provided in sub-paragraph (E) below, in each case in accordance with the trust agreement between the Corporation and the trustee named therein regulating the Trust Fund.  “Trust Fund” shall mean the trust account or accounts established by the Corporation at the completion of its IPO and into which the net proceeds of the IPO, including the deferred IPO underwriting discounts and commissions, and the proceeds of the Private Placement, less certain expenses and operating reserves, are deposited.

B.                                     If (i) the Corporation has entered into a letter of intent or definitive agreement with respect to a Business Combination prior to the Termination Date and (ii) the Board of Directors anticipates that the Corporation may not be able to consummate a Business Combination prior to the Termination Date, determines that it is advisable to extend the time period within which the Corporation may consummate a Business Combination by up to an additional six months (the “Extension Period”), or 30 months in total, from the time the Registration Statement goes effective and to extend the Termination Date accordingly, and a resolution to that effect is adopted by a majority of the whole Board of Directors, excluding any director that has an interest in the transaction, then the Corporation shall submit to its stockholders for approval an amendment to ARTICLE FIFTH of this Amended and Restated Certificate of Incorporation extending the Termination Date until the end of such proposed Extension Period.  The officers of the Corporation shall cause a notice to be mailed to each stockholder of the Corporation entitled to vote on such amendment, setting forth the time, date and place for a meeting of stockholders of the Corporation to take action upon such amendment in accordance with the General Corporation Law (the “Extension Meeting”).  In addition to any other vote of stockholders of the Corporation that may be required under applicable law, the Corporation shall be authorized to extend the Termination Date until the end of the Extension Period only if (i) a majority of the holders of the IPO Shares (as defined below) vote to approve an amendment to ARTICLE FIFTH of this Amended and Restated Certificate of Incorporation, giving effect to the Extension Period and (ii) holders of less than 35% of the IPO Shares both vote against the Extension Period and exercise their conversion rights in connection with such vote as described in sub-paragraph (D) below.

C.                                     The Corporation shall not submit any Business Combination to its stockholders for approval unless such Business Combination has been approved by the unanimous vote of the Board of Directors, excluding any director that has an interest in the transaction.  Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the General Corporation Law.  In addition to any other vote of stockholders of the Corporation that may be required under applicable law, the Corporation shall be authorized to consummate the Business Combination only if (i) a majority of the holders of the IPO Shares vote in favor of the Business Combination at the meeting to approve the Business Combination, (ii) holders of less than 35% of the IPO Shares, exercise their conversion rights in connection with the stockholder vote to approve the Extension Period, if any, and the stockholder vote to approve a Business Combination, in the aggregate on a cumulative basis as described in sub-paragraph (D) below and (iii) a majority of the holders of the Corporation’s outstanding shares of Common Stock vote to amend ARTICLE FIFTH of this Amended and Restated Certificate of Incorporation in order to provide for the Corporation’s perpetual existence.

D.                                    At the time the Corporation seeks stockholder approval of an Extension Period as described in sub-paragraph (B) or a Business Combination as described in sub-paragraph (C), each stockholder of the Corporation holding shares of Common Stock issued in the IPO (including shares purchased in the secondary market, “IPO Shares”) that votes against such Extension Period or Business Combination, as the case may be, shall have the right, only in the event that the Extension Period is approved (in the case of a vote to approve an Extension Period) or the Business Combination is approved and consummated (in the case of a vote to approve a Business Combination), and such holder holds shares of Common Stock on the date on which the Extension Period is approved or the date on which the Business Combination is consummated, as applicable, to convert the shares of Common Stock held by such holder into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount of the Trust Fund (inclusive of (a) the proceeds of the Private Placement, (b) any interest earned thereon, less (x) any amount used to pay federal, state or local income tax on such interest and any other applicable taxes in respect of the Trust Fund, and (y) up to an aggregate amount of $6,000,000 from interest earned on the Trust Fund, subject to adjustment as described in sub-paragraph (A), net of taxes payable, which will be released to the Corporation upon its demand to fund the Corporation’s working capital requirements, and (c) the deferred portion of the IPO underwriting discounts and commissions), calculated, in the case of the Extension Period, as of the date of the Extension Meeting, and in the case of the Business Combination, as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares outstanding on such date and shares of Common Stock that are components of the units issued by the Corporation in the Private Placement.  Holders of the IPO Shares who vote against an Extension Period and exercise their conversion rights will not be able to vote on a Business Combination.

Notwithstanding the foregoing sub-paragraph (D), any holder of IPO Shares, together with any affiliates of such holder or any other persons with whom such holder is acting in concert or as a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking conversion rights with respect to more than 10% of the IPO Shares (notwithstanding that such holder or group of holders may hold in excess of 10% of the IPO Shares), on a cumulative basis, which includes any exercise of conversion rights in connection with either the stockholder vote, if any, to approve the Extension Period or the stockholder vote required to approve a Business Combination.  Shares of Common Stock converted in connection with the vote on the Extension Period and in connection with the vote on a Business Combination will be aggregated for purposes of this 10% limit.  A holder of IPO Shares will not be permitted to exercise any conversion rights unless such holder meets the requirements for the exercise of such conversion rights set forth in the proxy statement sent to the stockholders relating to the approval of a proposed Extension Period or a proposed Business Combination.

E.                                      In the event that the Corporation does not consummate a Business Combination by the Termination Date, the executive officers and directors of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable.  In the event that the Corporation is so liquidated, only the holders of IPO Shares and holders of the shares of Common Stock that are components of the units issued by the Corporation in the Private Placement shall be entitled to receive liquidating distributions in respect of the Trust Fund and the Corporation shall pay no liquidating distributions from the Trust Fund with respect to any other shares of capital stock of the Corporation.  This sub-paragraph (E) shall terminate automatically with no action required by the Board of Directors or the Corporation’s stockholders in the event the Business Combination has been consummated prior to the Termination Date.

F.                                      A holder of IPO Shares or shares of Common Stock that are components of the units issued by the Corporation in the Private Placement shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event a holder of IPO Shares demands conversion of such holder’s shares in accordance with sub-paragraph (D) above.  In no other circumstances shall a holder of IPO Shares or shares of Common Stock that are components of the units issued by the Corporation in the Private Placement have any right or interest of any kind in or to the Trust Fund.

G.                                     Unless and until the Corporation has consummated a Business Combination as permitted under this ARTICLE SIXTH, the Corporation may not consummate any other business combination, whether by merger, stock exchange, stock purchase, asset acquisition or otherwise.

H.                                    The Board of Directors may not issue any units, Common Stock, Preferred Stock, warrants or any options or securities convertible or exchangeable into Common Stock or Preferred Stock prior to a Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Fund or votes as a class with the Common Stock on a Business Combination, without the prior written consent of Banc of America Securities LLC.

I.                                         During the Target Business Acquisition Period, this ARTICLE SIXTH may only be amended upon (i) the adoption, in accordance with Section 242 of the General Corporation Law, by the Board of Directors of a resolution in favor of a proposed amendment, declaring that such amendment is in the best interests of and advisable to the Corporation and its stockholders and calling for the proposed amendment to be presented to the Corporation’s stockholders for approval; and (ii) the approval of the proposed amendment by unanimous vote of all the shares of Common Stock outstanding and entitled to vote on such proposed amendment, at a meeting called and held upon notice in accordance with Section 222 of the General Corporation Law.

ARTICLE SEVENTH:  Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Board of Directors shall be divided into three classes:  Class I, Class II and Class III.  The number of directors in each class shall be as nearly equal as possible.  The directors of the Corporation on the date hereof shall determine their class.  To the extent any additional directors are elected or appointed prior to the Corporation’s first annual meeting of stockholders, the directors of the Corporation shall determine the class of such additional directors.  The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class III shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.  Except as the General Corporation Law may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s by-laws), or by the sole remaining director.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation, all directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.  A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

ARTICLE EIGHTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.                                   Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.                                     The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C.                                     The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.                                    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of Delaware, of this Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

ARTICLE NINTH:  A.  The Corporation, to the full extent permitted by Section 145 of the General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

B.                                     A director of the Corporation shall not be personally liable to the Corporation and to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

C.                                     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in sub-paragraph (D) of this ARTICLE NINTH, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this ARTICLE NINTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE NINTH or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

D.                                    If a claim under sub-paragraph (C) of this ARTICLE NINTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

E.                                      The right to indemnification and the payment of expenses incurred in defending a  proceeding in advance of its final disposition conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

F.                                      The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

ARTICLE TENTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law.

ARTICLE ELEVENTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them) and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE TWELFTH:  The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law.

ARTICLE THIRTEENTH:  Subject to the business opportunity right of first offer agreement by and among the Corporation, iStar Financial Inc., Jay Sugarman and Jay Nydick, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply to, and the Corporation renounces its interest in, corporate opportunities offered to any director, officer or stockholder of the Corporation and the Corporation hereby indemnifies such persons to the extent permitted by the General Corporation Law with respect to any fiduciary duty claims or similar claims regarding such opportunities, unless the opportunity was expressly offered to such person solely in his or her capacity as a director, officer or securityholder of the Corporation,

ARTICLE FOURTEENTH:  Except as set forth in sub-paragraph (I) of ARTICLE SIXTH, this Amended and Restated Certificate of Incorporation may be amended by the written consent of the holders of a majority of the issued and outstanding stock of the Corporation in accordance with Section 228 of the General Corporation Law.

4.                                       The foregoing amendment and restatement has been duly adopted in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law by the directors of the Corporation, and in accordance with the provisions of Sections 228, 242 and 225 by the stockholders of the Corporation.

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IN WITNESS WHEREOF, iStar Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by Jay Nydick, its Chief Executive Officer and President, on the      day of February, 2008.

Jay Nydick
Chief Executive Officer and President